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Exhibit 99.1:     Press release dated December 29, 2000.


                              STOCK REPURCHASE PLAN
                         COMMUNITY FINANCIAL GROUP, INC.
                       EXTENDS AND INCREASES CURRENT PLAN


FOR IMMEDIATE RELEASE
Contact:   Joan B. Marshall     (615) 271-2015
           Anne B. Livingston   (615) 271-2049


         NASHVILLE, Tenn., December 29, 2000--The Board of Directors of Community Financial Group, Inc. (Nasdaq: CFGI) today announced, effective immediately, the extension and increase of the March 15, 2000 Stock Repurchase Plan, which expires December 31, 2000. The extended plan expires December 31, 2001, and provides for the acquisition of the remaining 16,000 shares and an additional 400,000 shares, for a total of up to 416,000 shares of common stock. Under the March 2000 plan the Company was authorized to purchase up to 500,000 shares, and to date 484,000 shares have been purchased. Since beginning its Stock Repurchase program in March 1999, the company has repurchased a total of 884,000 shares. Purchases will be made in the open market or in privately negotiated transactions as conditions warrant.

         The repurchase of shares will allow the Company to continue to manage its capital position more effectively and enhance future earnings per share. This action is part of the Company's continuing strategy to employ the additional capital generated as a result of the exercise of warrants at the end of 1998. Management and the Board continue to review other strategic opportunities for the effective utilization of these funds.

         At December 28, 2000, Community Financial Group, Inc had 3,425,850 shares issued and outstanding. CFGI, a $341 million asset bank holding company, is headquartered in Nashville, Tennessee and provides banking services to residents of Davidson, Williamson and Sumner counties, Tennessee, through its wholly owned subsidiary, The Bank of Nashville, and on the Net at www.bankofnashville.com.

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TO THE EXTENT THAT STATEMENTS CONTAINED HEREIN RELATE TO THE PLANS, OBJECTIVES
OR FUTURE PERFORMANCES OF THE COMPANY, THESE STATEMENTS MAY BE DEEMED TO BE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT WHILE ACTUAL STRATEGIES AND RESULTS OF FUTURE PERIODS MAY DIFFER MATERIALLY FROM THESE EXPECTATIONS DUE TO VARIOUS RISKS AND UNCERTAINTIES.